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August 23, 2001                                                       EXHIBIT 99



FOR IMMEDIATE RELEASE
TECUMSEH PRODUCTS COMPANY
(NASDAQ: TECUA and TECUB)


Contact:       Pat Walsh
               Director of Investor Relations
               Tecumseh Products Company
               (517) 423-8455


TECUMSEH PRODUCTS COMPANY ANNOUNCES
MANAGEMENT CHANGES

Tecumseh, Michigan, August 23, 2001 . . . . Tecumseh Products Company announced that David W. Kay was appointed as Vice President, Treasurer and Chief Financial Officer, and Michael R. Forman was appointed as Vice President and Director of Human Resources.

Mr. Kay, a certified public accountant and currently the Company's Corporate Controller, began his career as a public accountant, and from 1980 until joining the Company in 1999, worked for Sharon Steel Corporation (Sharon, PA) and RTI International Metals (Niles, OH) in a variety of accounting and finance positions.

Mr. Forman, an attorney, and currently the Company's Assistant Corporate Director-Industrial Relations & Personnel, worked in private practice in Memphis, TN and for a real estate and investment company in Clarksdale, MS for 18 years prior to joining the Company in 1990.

The appointments are effective October 1, 2001 upon the retirements of John H. Foss (the Company's current Vice President, Treasurer and Chief Financial Officer) and Wallace G. Stubbs (the Company's current Vice President and Director of Human Resources) pursuant to the Company's previously announced early retirement program for North American salaried employees. Mr. Foss will continue as a Director of the Company.

James E. Martinco, the Company's Group Vice President, Engine & Power Train Operations, is also retiring at the end of September, 2001 and the Company has commenced a search for a successor.

Tecumseh Products Company is a full-line independent global manufacturer of hermetic compressors for air conditioning and refrigeration products, gasoline engines and power train products for lawn and garden applications, and a diversified line of pumps.